Exhibit A:
------------

The securities reported as beneficially owned by Mr. Katzman include:

(a)
1,239,254 shares held of record by Gazit-Globe (1982), Ltd. ("Gazit-Globe"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (includes approximately 11,695 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(b)
5,386,858 shares held of record by Ficus, Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Ficus is a wholly-owned subsidiary of First Capital Realty Inc. ("First Capital"), an Ontario corporation, and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital and Gazit-Globe.

(c)
7,685,918 shares held of record by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver Maple and Chairman of the Board of First Capital and Gazit-Globe (includes 150,178 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(d)
6,000,625 shares held of record by MGN (USA) Inc. (“MGN (USA)”), a wholly-owned subsidiary of Gazit-Globe and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (includes approximately 50,591 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(e)
5,217,102 shares held of record by MGN America, Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (includes approximately 59,859 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(f)
4,343,334 shares of record held by Gazit (1995), Inc. (“Gazit 1995”), a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (includes approximately 45,024 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(g)	52,909 shares held of record by Mr. Katzman’s wife as custodian for their daughters (includes approximately 217 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(h)
958,901 other shares held directly and indirectly by Mr. Katzman (including the shares reported herein and approximately 196 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).